Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Liberty Media Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$14,796,810,743.56	0.00014760	$2,184,009.27
Fees Previously Paid	$0	—	$0
Total Transaction Valuation	$14,796,810,743.56	—	—
Total Fees Due for Filing	—	—	$2,184,009.27
Total Fees Previously Paid	—	—	$0
Total Fee Offsets	—	—	$2,184,009.27	(2)
Net Fee Due	—	—	$0

(1)	Equals the Maximum Aggregate Offering Price as described in the Registration Statement on Form S-4, file number 333-276758, filed by Liberty Sirius XM Holdings Inc. with the Securities and Exchange Commission on January 29, 2024.

(2)	Offset pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	S-4	333-276758	January 29, 2024	—	$2,184,009.27	—
Fee Offset Sources	Liberty Sirius XM Holdings Inc.	S-4	333-276758	—	January 29, 2024	—	$2,184,009.27